American United Life Insurance Company
         One American Square, P.O. Box 7127, Indianapolis, Indiana 46206

American United Life Insurance Company (AUL) will begin annuity payments on the Annuity Date, in accordance with the Settlement provisions, if the Annuitant and the Contact Owner are both living. If either the Annuitant or the Contract Owner dies before the Annuity Date, AUL will provide benefits as described in the Death of the Annuitant or Death of the Contract Owner provisions.


                      10-DAY RIGHT TO EXAMINE THE CONTRACT

     THIS CONTRACT MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN 10 DAYS AFTER IT IS RECEIVED. IN SUCH CASE, THIS CONTRACT WILL BE VOID FROM THE BEGINNING. AUL WILL REFUND THE ACCOUNT VALUE WITHIN SEVEN DAYS AFTER THIS CONTRACT IS RETURNED. NOTIFICATION OF THE RIGHT TO EXAMINE PERIOD WILL BE SENT WITH THE CONTRACT WHEN ISSUED. IF YOU REQUIRE ANY INFORMATION OR SERVICE WITH RESPECT TO YOUR CONTRACT, YOU MAY WRITE TO OUR INDIVIDUAL VARIABLE PRODUCT SERVICE TEAM AT P.O. BOX 7127, INDIANAPOLIS, INDIANA, 46206-7127. YOU MAY ALSO CALL US AT OUR TOLL-FREE NUMBER 1-800-537-6442.

     [ IF THIS CONTRACT IS A REPLACEMENT OF ANOTHER ANNUITY OR LIFE INSURANCE POLICY, YOU MAY RETURN THE CONTRACT WITHIN 20 DAYS OF DELIVERY FOR A FULL REFUND OF PREMIUM.]

ALL BENEFITS, PAYMENTS, AND VALUES UNDER THIS CONTRACT THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND MAY INCREASE OR DECREASE. VARIABLE BENEFITS ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.
________________________________________________________________________________
                          READ YOUR CONTRACT CAREFULLY
              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                                 PARTICIPATING
                       PERIOD OF COVERAGE NOT GUARANTEED

Annuity payments will begin on the Annuity Date in accordance with the Settlement provisions. This contract is a legal contract between the Contract Owner and AUL.

________________________________________________________________________________

Signed for  American  United  Life  Insurance  Company(R)  by

            /s/ Thomas M. Zurek                  Dayton H. Molendorp
                 Secretary               President  and  Chief Executive Officer


IVA2007                                                                    05-07

                                Table of Contents

                                                                         Section
Contract Data Page.............................................................1
Definitions....................................................................2
Premium Provisions.............................................................3
         Premium
         Allocation of Premiums
Account Value Provisions ......................................................4
         Account Value
         Cash Value
Variable Account Provisions....................................................5
         Separate Account
         Investment Account
         Variable Account Value
         Crediting of Accumulation Units
         Accumulation Unit Value
         Net Investment Factor
         Addition, Deletion and Substitution of Investments
Fixed Account Provisions.......................................................6
         Fixed Account Value
Transfer Provision.............................................................7
Contract Charges...............................................................8
         Premium Tax
         Annual Contract Fee
         Administrative Charge
         Monthly Rider Charge
         Mortality and Expense Risk Charge
         Withdrawal Charge
         Taxes
Withdrawal Provisions..........................................................9
         Free Withdrawal Amount
         Withdrawals
         Deferral of Payments
Death Benefit Provisions......................................................10
         Death Proceeds
         Death of the Contract Owner
         Death of the Annuitant

IVA2007                             Page 2A                                05-07

                                Table of Contents


                                                                         Section
Ownership, Assignment and Beneficiary Provisions..............................11
         Ownership
         Assignment
         Beneficiary
         Change of Beneficiary
         Change of Annuitant
Other Contract Provisions.....................................................12
         Contract
         Incontestability
         Annual Report
         Conformity with Laws
         Participation
Settlement Provisions.........................................................13
         Contract Proceeds
         Annuity Date
         Annuitization
         Fixed Payment Annuity
         Variable Payment Annuity
                Annuity Units and Payment Amount
                Assumed Investment Rate
           Value of an Annuity Unit
           Transfers
         Payment Options
         Adjusted Age
         Payee
         Claims of Creditors
         Misstatement of Age or Sex
         Evidence of Age and Sex
         Evidence that Annuitant is Alive
Settlement Option Tables......................................................14


IVA2007                        Page 2A                                     05-07

                          Section 1. Contract Data Page
--------------------------------------------------------------------------------


Contract Date:          [Feb 01,2007]               Contract Number:  [00000001]

Name of Annuitant:      [John Doe]              Annuity Date:     [Feb 01, 2037]

Name of Contract Owner: [John Doe]



--------------------------------------------------------------------------------
                             Contract Specifications

Plan: Flexible Premium Deferred Variable Annuity
Initial Premium:         [$1,000.00]
Planned Premium:   [$1,000.00]
Mode: [Annual]
[Extra Credit Premium Option:] [6% of premiums received in first Contract Year]

--------------------------------------------------------------------------------
                   Contract Minimum and Maximum Specifications

Minimum Premium Payment Subsequent to the Initial Premium: [$100 Monthly or
 $1000 Annually]
Minimum Account Value required to continue Contract: [$2,500] as of the third
 Contract Anniversary and thereafter
Minimum Premium Allocation to Any Investment Account or the Fixed Account:
      [1% of the premium payment. All allocations must be in whole percentages.] Maximum Premium Acceptable in a Contract Year:
       [$1,000,000 in the first two Contract Years]
       [$30,000 in any Contract Year thereafter for Qualified Plans]
       [$15,000 in any Contract Year thereafter for Non-Qualified Plans]

--------------------------------------------------------------------------------
                                          Contract Charge Specifications
Premium Tax Charge:             [ % varies by state]
Annual Contract Fee:
         [$35, for contracts with an Account Value less than $50,000]
         [$0, for contracts with an Account Value of at least in excess of
          $50,000]
Mortality and Expense Risk Charge:
1/365 of the following percentage of the Variable Account Value:
         [1.15% in all years]
Administrative Fee:
1/365 of the following percentage of the Variable Account Value
         [.15% in all years]


IVA2007                            Page 3                                  05-07

--------------------------------------------------------------------------------
                    Contract Withdrawal Charge Specifications
  Withdrawal Charge as a % of first year Premium surrendered from the Date of
                                    Payment

Age of Each Premium                           Age of Each
Payment in Premium       Withdrawal        Premium Payment        Withdrawal
       Year                Charge          in Premium Year          Charge

        [1                    7%                  7                   1%
         2                    6%                 8 and                0%]
         3                    5%              thereafter
         4                    4%
         5                    3%
         6                    2%



Minimum Partial Withdrawal Amount: [$250]
Annual Free Withdrawal Amount:  In the first Contract Year, [12%] of the total
                                             Premiums paid.
Subsequent Contract Years:  See Withdrawal Provision for complete details.


--------------------------------------------------------------------------------


               Contract Fixed and Separate Account Specifications
Guaranteed Minimum Interest Rate on Fixed Account:  [3%]
Separate Account: [AUL American Individual Variable Annuity Unit Trust]
Minimum Transfer Amount: [$500]
Transfer Charge:         [$0] for the first [24] transfers in any Contract Year
                         [$25] for each subsequent transfer in the Contract Year
Maximum Fixed Account Transfer Amount Per Year: [20%] of Fixed Account Value, as of beginning of Contract Year.


IVA2007                          Page 3A                                   05-07

--------------------------------------------------------------------------------
                              Rider Specifications
Monthly Rider Charge (Sum of all Rider Charges):

Form          Description of Coverage                   Rider Charge

LR-195        Enhanced Death Benefit Rider               [.15% of Variable Account Value
                                                          annually, deducted monthly]

LR-196        Extra Credit Premium Rider                 [.75% of Account Value annually,
                                                          deducted monthly]

LR-198*       Guaranteed Minimum                         [.50% of Account Value annually,
               Withdrawal Benefit Rider                   deducted monthly]

LR-199*       Lifetime Guaranteed Minimum                [.60% of Account Value annually,
               Withdrawal Benefit Rider                   deducted monthly]

LR-200*       Owner and Spousal Lifetime                 [.75% of Account Value annually,
               Guaranteed Minimum Withdrawal              deducted monthly]
               Benefit Rider

*Since You have chosen this benefit, You must maintain participation in one of the Portfolio Optimization Models as shown on data page [3C]. If You terminate the Portfolio Optimization Models, You will terminate this benefit.

IVA2007                           Page 3B                                  05-07

                    [EXTRA CREDIT PREMIUM RECAPTURE SCHEDULE
                         6% EXTRA CREDIT PREMIUM OPTION]
             ------------------------- ----------------------------
             Contract Year             Recapture %
             ------------------------- ----------------------------
             ------------------------- ----------------------------
             [1                        100%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              2                        95.83%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              3                        83.33%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              4                        66.67%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              5                        50%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              6                        33.33%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              7                        16.67%
             ------------------------- ----------------------------
             ------------------------- ----------------------------
              8                        0%]
             ------------------------- ----------------------------




100% Allowable Portfolio Optimization Models:
                   Portfolio Model 1 - Conservative
                    Investors who are willing to risk a small amount of principal, but want limited exposure to equities.

                   Portfolio Model 2 - Moderate Conservative
                    Investors who are willing to risk some principal for greater returns but want moderate exposure to equities.

                   Portfolio Model 3 - Moderate
                    Investors who are willing to risk principal for greater returns but want moderate exposure to equities.

                   Portfolio Model 4 - Moderate Aggressive
                    Investors who are willing to risk principal for greater returns and seek growth of capital.

                   Portfolio Model 5 - Aggressive
                    Investors who are willing to assume substantial risk and seek maximum capital appreciation.




or

100% Allocation to Timothy Plan Strategic Growth or Timothy Plan Conservative Growth PortfolioVariable Series


Note: American United Life Insurance Company reserves the right to change the Portfolio Optimization Models.

IVA2007                               Page 3C                              05-07

--------------------------------------------------------------------------------
                             Section 2. Definitions

Account Value - The Account Value is the sum of the Variable Account and the Fixed Account.

Accumulation Period - The period beginning on the Contract Date and ending when the contract is surrendered or annuitized.

Annual Free Withdrawal Amount - The amount that may be withdrawn each year without incurring withdrawal charges.

Annuitant - The natural person or persons upon whose life annuity payments are based.

Annuity Date - The first day of any month in which an annuity begins. See Contract Data Page.

Cash Value - The Cash Value is the Account Value less any applicable withdrawal charge.

Contract Anniversary - The same date, in each subsequent year, as the Contract Date.

Contract Data Page - The Contract Data Page or the supplemental Contract Data Page most recently sent to You by Us.

Contract Date - The date We issued this contract as shown in the Contract Data Pages. It will not be later than the date the initial premium is accepted under the contract, and it is the date used to determine Contract Months, Contract Years, and Contract Anniversaries.

Contract Owner - The person entitled to the ownership rights under the contract and in whose name the contract is issued. Any Joint Contract Owners own the contract equally with rights of survivorship.

Contract Year - A period beginning with one Contract Anniversary, or in the case of the first Contract Year, beginning on the Contract Date, and ending the day before the next Contract Anniversary.

Death Proceeds - The amount payable by reason of the death of the Annuitant or Contract Owner during the Accumulation Period in accordance with the terms of the Death Benefit provisions.

Fixed Account - An account that is part of our General Account, and is not part of or dependent on the investment performance of the Variable Account.

Home Office - The Variable Products Service Office at AUL's principal business office, [One American Square, Indianapolis, Indiana 46282.]


IVA2007                            Page 4                                  05-07


Investment Accounts - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding portfolio of a particular mutual fund.

Partial Withdrawal - A withdrawal of a portion of the Account Value.

Payment  Date - The date that  Your  Premium  payment  is  received  at the Home
Office.

Proper Notice - Notice that is received at our Home Office in a form acceptable to Us.

Premium Year - Period beginning with the Payment Date of each Premium.

Premium(s) - The amount(s) paid to AUL as considerations for the contract. In those states that require the payment of Premium tax upon receipt of a Premium by AUL, the term "Premium" shall refer to the amount received by AUL net of the amount deducted for premium tax. The premium tax is shown on the Contract Data Page.

Separate Account - The Separate Account of AUL identified on the Contract Data Page. The Separate Account is segregated into several Investment Accounts.

State of Issue - The Contract Owner's state of residence as shown on the application for this contract.

Valuation Date - Valuation Dates are the dates on which the Investment Accounts are valued. A Valuation Date is any date on which the New York Stock Exchange is open for trading and We are open for business.

Valuation Period - A Valuation Period begins at the close of one Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Account - The Account Value of this contract that is invested in one or more investment Accounts.

We - "We", "Us" or "Our" means AUL.

You - "You" or "Your" means the Contract Owner of this contract.



IVA2007                            Page 5                                  05-07

--------------------------------------------------------------------------------
                          Section 3. Premium Provisions

Premium - Premiums are payable at our Home Office. A receipt will be given. Each Premium payment is tracked from its Payment Date through the Premium Years to calculate the withdrawal charges. Premium payments are flexible and can be paid at any time and in any amount subject to the following conditions:

1. Each premium payment must be at least the minimum amount as stated on the Contract Minimum and Maximum Specifications on the Contract Data Page.

2. All premiums received in any one Contract Year may not exceed the Maximum Amount listed on the Contract Data Page, unless a higher amount is agreed to by Us.

Allocation of Premiums - The initial Premium is allocated to the Fixed and/or Variable Accounts on the later of the Contract Date or Payment Date. Subsequent Premiums are allocated as of the end of the Valuation Period during which We receive the Premium at Our Home Office.

All Premiums are allocated to the Fixed Account and the Investment Accounts based on the percentages You have selected in the application or according to the Portfolio Optimization Model as shown on the Contract Data Page.

[PLEASE NOTE: THE FOLLOWING LANGUAGE WILL ONLY APPEAR IN THE STATES THAT REQUIRE THE GREATER OF THE ACCOUNT VALUE OR RETURN OF PREMIUM IN THE RIGHT TO EXAMINE PERIOD]

[We reserve the right to allocate the initial Premium received, as well as any credit applied, to our General Account prior to the end of the "Right to Examine" period. We will credit interest daily on Premiums so allocated. At the end of the "Right to Examine" period, We will transfer the initial Premium and interest to the Fixed Account and the Investment Accounts based on the percentages selected at the time of application. For purposes of determining the end of the "Right to Examine" period solely as it applies to this transfer, We assume that receipt of this contract occurs 5 calendar days after the Contract Date.]

You may change the allocation of subsequent Premiums at any time by Proper Notice or by telephone if written authorization is on file with Us.



--------------------------------------------------------------------------------

                       Section 4. Account Value Provisions

Account Value - The Account Value is the sum of the Variable Account and the Fixed Account.

The Account Value on the Contract Date of this contract is the initial Premium received for this contract as of the Contract Date.

The Account Value on each Valuation Date after the Contract Date will be:


IVA2007                            Page 6                                  05-07

1.   The Account Value on the preceding Valuation Date; plus

2.   Interest credited to amounts allocated to the Fixed Account; plus

3. The positive or negative investment experience on amounts allocated to the Variable Account, any Mortality and Expense Risk Charge and Administrative Fee, as reflected by the change in value of the Accumulation Units; plus

4.   Any Premium for the contract allocated since the preceding  Valuation Date;
     less

5.   Any Partial Withdrawal paid since the preceding Valuation Date; less

6. Any Annual Contract Fee, Monthly Rider Charge, and transfer charges assessed.

Cash Value - The Cash Value of this contract is:

1.   The Account Value; less

2.   The withdrawal charge, if any, as shown on the Contract Data Page.

--------------------------------------------------------------------------------
                     Section 5. Variable Account Provisions

Separate Account - The Separate Account is shown on the Contract Data Page. It is a separate account established and owned by Us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts. The assets of the Separate Account may not be charged with liabilities arising from any other business in which We take part.

Investment Accounts - One or more of the subdivisions of the Separate Account. Each Investment Account is invested in a corresponding portfolio of a particular mutual fund.

Variable Account Value - The Variable Account Value of this contract equals the sum for all Investment Accounts of:

(a) The number of accumulation units credited to an Investment Account; multiplied by

(b)  The appropriate accumulation unit value.

Crediting of Accumulation Units - We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

1.   The dollar amount allocated to the particular Investment Account, by

2. The accumulation unit value for the particular Investment Account at the end of the Valuation Period during which the allocation is made.

Accumulation units are credited when Premiums are allocated or amounts are transferred into an Investment Account. Accumulation units are deducted when expense charges are assessed or when amounts are partially withdrawn or transferred from an Investment Account.

Accumulation Unit Value - We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at five dollars ($5)


IVA2007                            Page 7                                  05-07
when operations commenced. The value for any later Valuation Period is found by multiplying:

1. The net investment factor, as defined below, for the particular Investment Account, by

2. The accumulation unit value for the same Investment Account for the preceding Valuation Period.

The accumulation unit value may increase or decrease from one Valuation Period to the next.

Net Investment Factor - The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing (a) by (b), and subtracting (c) where:

(a)  Is equal to:

     1. The net asset value per share of the mutual fund held in the Investment Account determined at the end of the current Valuation Period; plus

     2. The per share amount of any dividend or capital gain distribution paid by the mutual fund during the Valuation Period; plus

     3. The per share credit or charge with respect to taxes, if any, paid or reserved for by Us during the Valuation Period that are determined by Us to be attributable to the operation of the Investment Account.

(b)  Is equal to:

     1. The net asset value per share of the mutual fund held in the Investment Account determined at the end of the preceding Valuation Period; plus

     2. The per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.


(c) Is equal to: a daily charge factor determined by AUL to reflect the fee assessed against the assets of the Investment Account for the Mortality and Expense Risk Charge and Administrative Fee.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible portfolios and to substitute shares of another portfolio, or of another open-end, registered investment company, if the shares of an eligible portfolio are no longer available for investment, or if in our judgment further investment in any eligible portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to Your interest in an Investment Account without written notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Investment Accounts, each of which would invest in a new portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by Us to be in the best interest of persons having voting rights under the policies, the Separate Account may be operated as


IVA2007                            Page 8                                  05-07
a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

We may, by appropriate endorsement, make such changes in this contract as may be necessary to reflect any substitution or change.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State in which we are domiciled. If required, the approval process is on file with the Commissioner of the state in which this contract is issued.

--------------------------------------------------------------------------------
                       Section 6. Fixed Account Provisions

Fixed Account Value - All funds allocated to the Fixed Account will earn a guaranteed minimum interest rate as shown on the Contract Data Page.

The Fixed Account Value is calculated as follows:

(a)  The total of all Premiums allocated to the Fixed Account; plus

(b) The total of all amounts transferred to the Fixed Account from the Variable Account; plus

(c)  Interest credited to the Fixed Account; minus

(d) The total of all amounts transferred from the Fixed Account to the Variable Account; minus

(e)  The total of all charges deducted from the Fixed Account; minus

(f)  The total of all Partial Withdrawals from the Fixed Account.

--------------------------------------------------------------------------------
                          Section 7. Transfer Provision

Transfers - You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which We receive the request.

The minimum transfer amount is shown on the Contract Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer, the amount remaining in an Investment Account is less than [$25], We have the right to transfer the entire amount. Any applicable transfer charge shown on the Contract Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from Your accounts as determined by Us.

Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

We reserve the right to limit the number of transfers to [24] per year and to restrict transfers from being made on consecutive Valuation Dates.



IVA2007                            Page 9                                  05-07

If We determine that the transfers made by or on behalf of one or more Contract Owners is to the disadvantage of other Contract Owners, We may restrict the rights of certain Contract Owners. Such restrictions would be applied in any manner reasonably designed to prevent transfers of some Contract Owners from being disadvantageous to other Contract Owners. We also reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone and internet transfers.

--------------------------------------------------------------------------------
                           Section 8. Contract Charges

Premium Tax - The Premium Tax Charge is shown on the Contract Data Page.

Annual Contract Fee - The Annual Contract Fee is shown on the Contract Data Page. If applicable, it will be deducted as of the Contract Anniversary from the Fixed Account and Investment Accounts prorata based on Your amounts in each account.

Administrative Fee - This charge will be deducted from the Investment Accounts daily pro rata based on Your amounts in each account. The amount of this charge is shown on the Contract Data Page.

Monthly Rider Charge- The Monthly Rider Charge is the sum of the Rider Charges shown on the Contract Data Page.

Mortality and Expense Risk Charge - The Mortality and Expense Risk Charge is compensation for Our assumption of the mortality and expense risks. This charge will be deducted from the Investment Accounts daily prorata based on Your amounts in each account. The amount of this charge is shown on the Contract Data Page.

Withdrawal Charge - We will deduct the withdrawal charge from the Account Value on the date this contract is surrendered for cash or a Partial Withdrawal is processed. The withdrawal charge is shown on the Contract Data Page. For complete details, please see the Withdrawal Provisions.

Taxes - We reserve the right to deduct any taxes levied by any government entity, that We determine at our sole discretion, to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

--------------------------------------------------------------------------------
                        Section 9. Withdrawal Provisions

Withdrawals - You may withdraw all or part of Your Account Value at any time after the end of the Right to Examine Period and prior to the Annuity Date by Proper Notice to Us. The minimum amount of any Partial Withdrawal is shown on the Contract Data Page. The withdrawal will be made from the Investment Accounts and the Fixed Account in proportion to Your amounts in each account, unless You request deduction from specific Investment Accounts or Your Fixed Account.


IVA2007                            Page 10                                 05-07

If any withdrawal reduces any Investment Account or the Fixed Account to the minimum amount stated on the Contract Data Page, We have the right to transfer the remaining value to other Investment Accounts or to the Fixed Account on a pro rata basis according to the most recent allocation instructions. If the withdrawal reduces the minimum Account Value to less than the minimum amount stated on the Contract Data Page, We may terminate this contract and pay You the entire contract proceeds. Payment of these proceeds will end this contract, and We will have no further obligations under this contract.

Annual Free Withdrawal Amount - For the first Contract Year, the Annual Free Withdrawal Amount is equal to 12% of total Premiums paid. For all other Contract Years, the Annual Free Withdrawal Amount is equal to 12% of Premium payments not previously withdrawn and still within the withdrawal charge period as of the date of the first withdrawal in that Contract Year. Any withdrawals made within a Contract Year reduce the Annual Free Withdrawal Amount available for the remainder of the Contract Year.

Withdrawal Charges - Whenever the total amount withdrawn in a Contract Year exceeds the Annual Free Withdrawal Amount, the excess may be subject to a withdrawal charge. In no event will the withdrawal charge exceed the limit set by state or federal authority.

     Order of Withdrawal - When You make a withdrawal, We consider Premium payments that You have not already withdrawn to be withdrawn first, on a First-In, First-Out basis. After all Premium payments have been withdrawn, the remaining balance withdrawn is considered to be earnings and is not subject to a withdrawal charge. This order is solely for the purpose of determining the withdrawal charge and does not apply to federal income tax rules.

Deferral of Payments - For withdrawals from the Fixed Account, We may defer payment for up to six (6) months upon written approval of the applicable state regulatory authority. If We do, interest on the Fixed Account will continue to be earned at the declared rates. We will not defer any amounts needed to pay premiums for other policies in force with Us.

While payments will generally be made within 7 days of Proper Notice, We may suspend or delay withdrawal payments or transfers from the Variable Account when permitted under applicable federal laws, rules and regulations.

--------------------------------------------------------------------------------
                      Section 10. Death Benefit Provisions

Death Proceeds - The Death Proceeds under this contract are the greater of:

1.   The Account Value.

2. The total Premiums paid less any prior withdrawals including any withdrawal charges.

Death of the Contract Owner - If You die before the Annuity Date and the beneficiary is Your surviving spouse:



IVA2007                            Page 11                                 05-07

     Your surviving spouse will become the new Contract Owner. The contract will continue with its terms unchanged and Your spouse will assume all rights as its Contract Owner. Within 120 days of Your death, Your spouse may elect to receive the Death Proceeds or withdraw any of the Account Value without any early withdrawal penalty.

If You die before the Annuity Date and the beneficiary is not Your surviving spouse:

     The Death Proceeds will be paid to the beneficiary in a lump sum no later than 120 days after Your death, unless the beneficiary elects to have this value applied under a settlement option. If the beneficiary elects a settlement option, the beneficiary must be named the Annuitant, and payments must begin within one year of Your death. The option must also have payments which are payable over the life of the beneficiary or over a period which does not extend beyond the life expectancy of the beneficiary.

Any amount payable under this contract will not be less than the minimum required by the law of the State of Issue.

Death of the Annuitant - If the Annuitant dies before the Annuity Date and the Annuitant is not also the Contract Owner, then:

1. If the Contract Owner is an individual, a new Annuitant may be named and the contract will continue. If a new Annuitant is not named within 120 days of the former Annuitant's death, the Account Value, less any withdrawal charge, will be paid to the Contract Owner in a lump sum; or

2. If the Contract Owner is not an individual, the Death Proceeds will be paid to the Contract Owner in a lump sum no more than 120 days after the Annuitant's death.


--------------------------------------------------------------------------------
          Section 11. Ownership, Assignment and Beneficiary Provisions

Ownership - As the Contract Owner of this contract, You are entitled to all rights given by its terms. You may exercise these rights without the consent of the Annuitant, Beneficiary, or Payee. Your rights are subject to the interests of any irrevocable beneficiary. A change of Ownership will not be allowed except as permitted under Section 10, Death Benefit Provisions.

Assignment - A Contract Owner may not assign, transfer, sell, pledge, charge, encumber or in any way alienate a contract or any rider or benefit that may be included in a contract.

Beneficiary - The beneficiary is as named in the application unless later changed by You. A beneficiary may only be named by the Contract Owner if the Contract Owner is an individual. If the



IVA2007                            Page 12                                 05-07

Contract Owner is not an individual, the Contract Owner will be the beneficiary.

The interests of a beneficiary who dies before the Contract Owner will pass to any surviving beneficiaries unless You specify otherwise. If no beneficiary survives the Contract Owner, the rights to Contract Proceeds will vest in Your estate.

Change of Beneficiary - You may change the beneficiary of this contract by giving Proper Notice. A change will take effect on the date the notice is signed by You. However, the change will not apply to any payments made or actions taken by Us before We received the notice. We reserve the right to require that this contract be presented for endorsement of any change. An irrevocable beneficiary may be changed only with written consent of that beneficiary.

Change of Annuitant - If the Contract Owner is an individual, the Annuitant may be changed by Proper Notice any time prior to the Annuity Date. The Annuitant must also be an individual and must be You, or someone chosen from among Your spouse, parents, brothers, sisters and children. Any other choice will need Our consent.

If the Contract Owner is not an individual, a change in the Annuitant will not be permitted without Our consent.


--------------------------------------------------------------------------------
                                       Section 12. Other Contract Provisions

Contract - The entire contract consists of:

1.   The basic contract;

2.   Riders and endorsements, if any;

3.   The attached copy of Your application.

This contract is issued in consideration of the application and payment of the initial premium.

Any change in this contract must be approved by AUL's President, Vice President or Secretary. No representative is authorized to change or waive any Contract provision.

Incontestability - This contract will not be contested after it has been in force two years from the Contract Date.

Annual Report - At least once a year We will send You a report showing the current Account Value, Cash Value, amount of interest credited to amounts in the Fixed Account, change in value of amounts in the Variable Account, Premiums, Partial Withdrawals, and expense charges since the prior report. Any other information required by the Insurance Department of the State of Issue will also be included in the annual report.

Conformity With Laws - This contract is subject to the laws of the State of Issue. We reserve the right to make any changes, without Your consent, that are necessary to comply with any federal or state statute, rule, or regulation. All benefits, including cash surrender and death benefits, under this contract are not less than the minimum benefits required by any statute of the State of Issue.




IVA2007                            Page 13                                 05-07

Participation - While this contract is in force prior to the Annuity Date, dividends, if any, will be determined each year by AUL and credited to the Fixed Account.

--------------------------------------------------------------------------------
                        Section 13. Settlement Provisions

Contract Proceeds - The Contract Proceeds are equal to the Account Value less any applicable withdrawal charge.

Annuity Date - The Annuity Date is the date chosen for annuity payments to begin. Such date will be the first day of a calendar month unless otherwise agreed upon by Us. During the Accumulation Period, You may change the Annuity Date subject to approval by Us.

Annuitization - Annuitization is irrevocable once payments have begun. When You annuitize, You must choose:

1.   An annuity payout option, and

2. Either a fixed payment annuity, variable payment annuity, or any available combination.

Fixed Payment Annuity - The payment amount under a Fixed Payment Annuity option will be determined by applying the selected portion of the Contract Proceeds to the Fixed Payment Annuity table then in effect, after deducting applicable premium taxes. The Settlement Option Tables show the guaranteed monthly payments available for Fixed Payment Annuities. Payments under the Fixed Payment Annuity are guaranteed as to dollar amount for the duration of the annuity period.

Variable Payment Annuity - The first payment amount under a Variable Payment Annuity option is set at annuitization by applying the selected portion of the Contract Proceeds to the Variable Payment Annuity table You select, after deducting applicable premium taxes. Payments under the Variable Payment Annuity option will vary depending on the performance of the underlying Investment Accounts. The dollar amount of each variable payment may be higher or lower than the previous payment.

1. Annuity Units and Payment Amount - The dollar amount of the first payment is divided by the value of an Annuity Unit of the respective Investment Accounts as of the Annuity Date to establish the number of Annuity Units of each Investment Account representing each annuity payment. The number of Annuity Units established remains fixed during the annuity payment period. The dollar amount of subsequent annuity payments is determined by multiplying the fixed number of Annuity Units by the Annuity Unit Value for the Valuation Period in which the payment is due.

2. Assumed Investment Rate - The Assumed Investment Rate (AIR) is the investment rate built into the Variable Payment Annuity table used to determine Your first annuity payment. You may select an AIR from 3% to 5%, in 1% increments, when You annuitize. A higher AIR means You would receive a higher initial payment, but subsequent payments would rise more slowly or fall more rapidly. A lower AIR has the opposite effect. If actual investment experience equals



IVA2007                            Page 14                                 05-07
     the AIR You choose, annuity payments will remain level.

Value of an Annuity Unit - The value of an Annuity Unit for an Investment Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated, and multiplying the result by an interest factor to neutralize the AIR built into the Variable Payment Annuity table which You selected.

Transfers - During the Annuity Period, transfers between Investment Accounts must be made in writing. We reserve the right to restrict such transfers to one per year and to require that they take place on the anniversary of the Annuity Date. Upon transfer, the number of Annuity Units for each Investment Account will be redetermined as of the Valuation Date of the transfer.

Payment Options - All or any part of the proceeds paid at death or upon full surrender of this contract may be paid in one sum or according to one of the following options:

1. Income for a Fixed Period. Proceeds are payable in monthly installments for a specified number of years, not to exceed 20.

2. Life Annuity. Proceeds are payable in monthly installments for as long as the payee lives. A number of payments can be guaranteed, such as 120, or the number of payments required to refund the proceeds applied.

3. Survivorship Annuity. Proceeds are payable in monthly installments for as long as either the first payee or surviving payee lives.

The Contract Proceeds may be paid in any other method or frequency of payment acceptable by Us.

Contract Proceeds payable in one sum will accumulate at interest from the date of death or surrender to the payment date at the rate of interest then paid by Us or at the rate specified by statute, whichever is greater.

Adjusted Age - An adjusted age is calculated as follows:

(a) Determine a payee's actual age in years and full months on the date payments are to begin.

(b)  Subtract 1.5 months for each year the payee's year of birth exceeds 1900.

Payee - Payee means the person(s) designated by the Contract Owner to receive annuity payments. The Contract Owner may change the payee at any time by giving Us 30 days written notice. Payees may be named regardless of whether the Contract Owner is an individual. If a payee dies and there is no surviving payee, the Contract Owner must name a new payee, or We will pay a single sum to the Contract Owner. This single sum will be the commuted value of any remaining guaranteed payments.

Claims of Creditors - Settlement option payments will be exempt from the claims of creditors to the extent permitted by law.


IVA2007                            Page 15                                 05-07

Misstatement of Age or Sex - If the Annuitant's age or sex has been misstated, We will adjust any amount payable under this contract to that based on the correct age and sex.

Evidence of Age and Sex - Evidence of age and sex for any Annuitant will be required before payments begin.

Evidence of Survival - We may ask for evidence that the Annuitant is still alive when any annuity payment is due.


IVA2007                            Page 16                                 05-07

                            SECTION 14. FIXED PAYMENT ANNUITY SETTLEMENT OPTION TABLES
                                 Guaranteed Monthly Income Per $1,000 of Proceeds
                                        OPTION 1 - Income for Fixed Period

                              Number               Monthly                Number          Monthly
                            of Years                Income              of Years           Income
                              1                      $84.47              11                  $8.86
                              2                      42.86               12                  8.24
                              3                      28.99               13                  7.71
                              4                      22.06               14                  7.26
                              5                      17.91               15                  6.87
                              6                      15.14               16                  6.53
                              7                      13.16               17                  6.23
                              8                      11.68               18                  5.96
                              9                      10.53               19                  5.73
                             10                       9.61               20                  5.51
Quarterly Income is 2.993 times the monthly income and annual income is 11.839 times the monthly income.

                                              OPTION 2 - Life Annuity
The amount of income is based on the adjusted age of the annuitant on the date of the first payment.

         Adjusted Number of Guaranteed Payments           Adjusted     Number of Guaranteed Payments
          Age              None      120         Refund*               Age          None      120         Refund*
            55             $4.23    $4.20        $4.08                 63           $5.04    $4.95        $4.73
            56             4.31     4.28         4.15                  64           5.18     5.07         4.84
            57             4.40     4.36         4.22                  65           5.32     5.20         4.94
            58             4.49     4.44         4.30                  66           5.47     5.33         5.06
            59             4.59     4.53         4.38                  67           5.63     5.47         5.18
            60             4.69     4.63         4.46                  68           5.81     5.62         5.31
            61             4.80     4.73         4.55                  69          6.00      5.77         5.44
            62             4.92     4.83         4.64                  70           6.20     5.93         5.59
*The sum of all guaranteed payments will equal the amount applied under this option.

                                          OPTION 3 - Survivorship Annuity
The amount of income is based on the adjusted age of each of the Annuitants on the date of the first payment.  The 2000 Basic Mortality Table and 3%interest is used.
                      50% to Survivor                                                   100% to Survivor
                  120 Guaranteed Payments                                           120 Guaranteed Payments

Payee #1                   Payee #2 Age                   Payee #1                  Payee #2 Age
      Age      50       55       60      65       70                Age      50      55       60       65       70
       50     $3.87   $3.95    $4.03    $4.22    $4.68               50    $3.51    $3.61    $3.69   $3.76    $3.80
       55     4.03     4.20     4.40    4.65     4.92                55     3.61    3.76     3.89     3.99     4.08
       60     4.22     4.40     4.63    4.90     5.20                60     3.69    3.89     4.08     4.25     4.40
       65     4.44     4.65     4.90    5.20     5.54                65     3.76    3.99     4.25     4.52     4.75
       70     4.68     4.92     5.20    5.54     5.94                70     3.80    4.08     4.40     4.75     5.12

Income for other combinations of ages will be furnished on request.


IVA2007                            Page 17                                 05-07

                            NOTICE OF ANNUAL MEETING

          By-law, Art. II, Sec. 2: The regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on the third Thursday in February each year at ten o'clock A.M. local time or at such other location, place or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.










American United Life Insurance Company
Indianapolis, Indiana
_____________________________________________________________________________



                          READ YOUR CONTRACT CAREFULLY

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                                  PARTICIPATING
                        PERIOD OF COVERAGE NOT GUARANTEED

      This contract is a legal contract between the Contract Owner and AUL.




IVA2007                            Page 18                                 05-07